Exhibit 99.1

Oak Street Health Acquires Virtual Specialty Care Provider RubiconMD

CHICAGO, IL — December 29, 2021 —  Oak Street Health, Inc. (NYSE: OSH, or the “Company”), a network of value-based primary care centers for adults on Medicare, today announced that Chief Operating Officer (COO) Geoff Price will transition to the newly formed role of Chief Innovation Officer. Oak Street Health’s current President, Brian Clem, will transition to the COO role. These moves are effective as of January 1, 2022.

Under Price’s leadership, Oak Street Health has built a team of more than 4,000 Oakies across 19 states that provide the best care anywhere to over 132,000 older adults. His commitment to diversity, equity and inclusion makes Oak Street Health a great place to work for teammates and enables an unmatched experience for patients. In his role as Chief Innovation Officer, Price will lead strategic efforts to expand the Company’s model.

Clem joined Oak Street Health in 2015 as a field leader and has led all field operations since his promotion to President in 2019. He has successfully led the Company’s 3,000+ center-based teammates as they deliver superior clinical outcomes to patients. As COO, he will maintain leadership over field teams and expand his scope to include Oak Street Health’s clinical and outreach call centers, creating a single owner over the entire end-to-end patient journey.

“Both Geoff and Brian have been instrumental in building Oak Street Health into a leading healthcare provider and employer, and advancing our mission of rebuilding healthcare as it should be,” said Mike Pykosz, Chief Executive Officer of Oak Street Health. “As we look ahead to 2022, I am thrilled to see Geoff step into a new role that enables him to further identify innovative ways for us to grow and evolve our model. Brian’s transition to COO is a natural step as he has demonstrated his leadership and ability to successfully drive our operations and teams in the field.”

To learn more about Oak Street Health, click here.

Source: Oak Street Health

About Oak Street Health

Founded in 2012, Oak Street Health is a network of value-based primary care centers for adults on Medicare. With a mission of rebuilding healthcare as it should be, the Company operates an innovative healthcare model focused on quality of care over volume of services and assumes the full financial risk of its patients. Oak Street Health currently operates more than 125 centers across 19 states and is the only primary care provider to carry the AARP name. To learn more about Oak Street Health’s proven approach to care, visit oakstreethealth.com.

Media Contact:

Erica Frank

Vice President of Public Relations

Erica.Frank@oakstreethealth.com

Investors Contact:

Sarah Cluck

Head of Investor Relations

Sarah.Cluck@oakstreethealth.com

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